Issuer Free Writing Prospectus dated March 7, 2008
Filed Pursuant to Rule 433
Registration No. 333-147009
(Relating to Preliminary Prospectus dated February 13, 2008)
Next Generation in RNAi
March 7, 2008
Dear Shareholder,
On or about March 11th CytRx Corporation (Nasdaq: CYTR) intends to distribute approximately 36% of the shares of RXi Pharmaceuticals’ common stock to its shareholders. After this distribution you will be a shareholder of both RXi Pharmaceuticals and CytRx. RXi is a discovery-stage biopharmaceutical company pursuing the development and potential commercialization of proprietary therapeutics based on RNA interference (RNAi) for the treatment of human diseases. We have applied for listing of our common stock on the Nasdaq Capital Market under the symbol “RXII”.
On Thursday, March 13, 2008 at 11:00 AM EST, RXi will host a webcast to introduce you to the Company. To access the call, dial 888-713-4213 (domestic) or 617-213-4865 (international) and enter the passcode 29757098. A replay of the webcast will be available on the Company’s website, www.rxipharma.com, in the Company Events section.
On behalf of our founders, the management team and the Board of Directors, I welcome you to RXi Pharmaceuticals. I look forward to communicating our progress to you throughout the year and thank you for your continued support.
Sincerely,
/s/ Tod Woolf
Tod Woolf, PhD
President and Chief Executive Officer
We have filed a registration statement (including a prospectus) with the SEC for the distribution to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus and other documents we have filed with the SEC for more complete information about us and the distribution. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we will arrange to send you the prospectus if you request it by calling 1-508-767-3861. You may also access the prospectus at the following website http://www.sec.gov/Archives/edgar/data/1390478/000095013508001585/b67189b3e424b3.htm

60 Prescott Street Worcester, MA 01605	T 508-767-3861 F 508-767-3862 W www.rxipharma.com